Exhibit 23.5

CBIZ Valuation Group, LLC

September 9, 2008

Mr. Kevin Herrmann

Chief Financial Officer

Ballantyne of Omaha, Inc.

4350 McKinley Street

Omaha, NE 68112

Subject:	Written consent to reference CBIZ Valuation Group, LLC valuation in S-8 filing of Ballantyne of Omaha, Inc.

Dear Mr. Herrmann:

We hereby consent to the inclusion in the registration statement on Form S-8 of Ballantyne of Omaha, Inc. for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our report relating to the estimation of the fair values of certain intangible assets acquired in the purchase of Marcel Desrochers, Inc., and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Management of Ballantyne of Omaha, Inc. is responsible for determining the fair values of the intangible assets as reported. The analyses, conclusion and valuation opinions should not be construed, in whole or in part, as investment advice by anyone.

Very truly yours,

CBIZ VALUATION GROUP, LLC

By:	/s/ Rick A. Jenson
Rick A. Jenson
Managing Director

4851 LBJ Freeway, 8th Floor • Dallas, TX 75244
Ph: 972.620.0400 • F: 972.620.8650 • www.cbizvaluation.com